SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. _____________)*



                              BULL RUN CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    120182100
                     --------------------------------------
                                 (CUSIP Number)



                                December 17, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     |_| Rule 13d-1(b)

                     |X| Rule 13d-1(c)

                     |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 21 Pages


$SYLO3.DOC

----------------------------------------------------                                                     --------------------------
                CUSIP NO. 120182100                                         13G                                PAGE 2 OF 21 PAGES
----------------------------------------------------                                                     --------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 GE Capital Equity Investments, Inc.
                 06-1268495
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a) [ ]
                                                                                                                    (b) [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   1,849,287
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   1,849,287
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,849,287
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                         [ ]

---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.35%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------



----------------------------------------------------                                                     --------------------------
                CUSIP NO. 120182100                                         13G                                PAGE 3 OF 21 PAGES
----------------------------------------------------                                                     --------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 General Electric Capital Corporation
                 13-1500700
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a) [ ]
                                                                                                                    (b) [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     New York
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   1,849,287
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   1,849,287
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,849,287
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                        [ ]

---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.35%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------



----------------------------------------------------                                                     --------------------------
                CUSIP NO. 120182100                                         13G                                PAGE 4 OF 21 PAGES
----------------------------------------------------                                                     --------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     General Electric Capital Services, Inc.
                     06-1109503
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a) [ ]
                                                                                                                    (b) [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by General
                     Electric Capital Services, Inc.
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                        [ ]

---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------



----------------------------------------------------                                                     --------------------------
                CUSIP NO. 120182100                                         13G                                PAGE 5 OF 21 PAGES
----------------------------------------------------                                                     --------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     General Electric Company
                     14-0689340
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a) [ ]
                                                                                                                    (b) [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by General
                     Electric Company.
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                         [ ]

---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------


----------------------------------------------------                                                     --------------------------
                CUSIP NO. 120182100                                         13G                                PAGE 6 OF 21 PAGES
----------------------------------------------------                                                     --------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 NBC Sports Ventures, Inc.
                 13-3102615
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a) [ ]
                                                                                                                    (b) [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   1,608,251
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   1,608,251
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   0
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,608,251
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                        [ ]

---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     4.65%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------



----------------------------------------------------                                                     --------------------------
                CUSIP NO. 120182100                                         13G                                PAGE 7 OF 21 PAGES
----------------------------------------------------                                                     --------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     National Broadcasting Company, Inc.
                     14-1682529
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a) [ ]
                                                                                                                    (b) [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by National
                     Broadcasting Company, Inc.
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                        [ ]

---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------



----------------------------------------------------                                                     --------------------------
                CUSIP NO. 120182100                                         13G                                PAGE 8 OF 21 PAGES
----------------------------------------------------                                                     --------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     National Broadcasting Company Holding, Inc.
                     13-3448662
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a) [ ]
                                                                                                                    (b) [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by National
                     Broadcasting Company Holding, Inc.
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                         [ ]

---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------


ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           (a) and (b) This statement relates to the Common Stock, $.01 par value per share (the "Common Stock"), of Bull Run Corporation, a Georgia corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

ITEM 2.  PERSON FILING:

(a)-(c)  This statement is being filed by:

  GE Capital Equity Investments, Inc., a Delaware corporation ("GECEI"); General Electric Capital Corporation, a New York corporation ("GE Capital"); General Electric Capital Services, Inc., a Delaware corporation ("GECS"); General Electric Company, a New York corporation ("GE");
  NBC Sports Ventures, Inc., a Delaware corporation ("NBCS");
  National Broadcasting Company, Inc., a Delaware corporation ("NBC"); and National Broadcasting Company Holding, Inc., a Delaware corporation ("NBCH").

           The agreement among each of GECEI, GE Capital, GECS, GE, NBCS, NBC and NBCH that this statement be filed on behalf of each of them is attached hereto as Exhibit A. GECEI is a subsidiary of GE Capital, GE Capital is a subsidiary of GECS, and GECS is a subsidiary of GE. NBCS is a subsidiary of NBC, NBC is a subsidiary of NBCH, and NBCH is a subsidiary of GE. GECEI's principal business office is located at 120 Long Ridge Road, Stamford, Connecticut 06927. GE Capital's and GECS' principal business office are located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE's principal business office is located at 3135 Easton Turnpike, Fairfield, Connecticut 06431. NBCS', NBC's and NBCH's principal business office are located at 30 Rockefeller Plaza, New York, New York 10112.

           (d)-(e) This statement relates to the Common Stock of the Issuer, $.01 par value per share. The CUSIP No. for such shares is 120182100.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ]   Broker or dealer registered under Section 15 of the Exchange
                  Act

        (b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act

        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940

        (e) [ ]   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E)

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act



                            Page 9 of 21 Pages

        (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)


       If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.  OWNERSHIP.

           (a)-(c) The response of GECEI, GE Capital, GECS, GE, NBCS, NBC and NBCH to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference.

           Each of GECS, GE, NBC and NBCH hereby expressly disclaims beneficial ownership of the shares of Common Stock owned by GECEI and NBCS. GE Capital and GECEI disclaim beneficial ownership of the shares of Common Stock owned by NBCS, which disclaims beneficial ownership of the shares of Common Stock owned by GECEI.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.  CERTIFICATION.

           (a)   N/A

           (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                              Page 10 of 21 Pages

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2000

                                    GE CAPITAL EQUITY INVESTMENTS, INC.

                                    By: /s/ Michael E. Pralle
                                        ----------------------------------------
                                        Name: Michael E. Pralle
                                        Title: President and General Manager









                              Page 11 of 21 Pages

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2000

                                     GENERAL ELECTRIC CAPITAL CORPORATION

                                     By: /s/ Michael E. Pralle
                                         -------------------------------------
                                         Name: Michael E. Pralle
                                         Title: Vice President












                              Page 12 of 21 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 15, 2000

                                    GENERAL ELECTRIC CAPITAL SERVICES, INC.



                                    By: /s/ Michael E. Pralle                 *
                                        ---------------------------------------
                                        Name: Michael E. Pralle
                                        Title: Attorney-in-fact


* Power of attorney, dated as of April 30, 1998, by General Electric Capital Services, Inc., is hereby incorporated by reference to Schedule 13D for Telescan, Inc. filed January 14, 1999 by GE Capital Equity Investments, Inc.













                              Page 13 of 21 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2000

                                     GENERAL ELECTRIC COMPANY



                                     By: /s/ Michael E. Pralle                *
                                         --------------------------------------
                                         Name: Michael E. Pralle
                                         Title: Attorney-in-fact


* Power of attorney, dated as of April 30, 1998, by General Electric Company, is hereby incorporated by reference to Schedule 13D for Telescan, Inc. filed January 14, 1999 by GE Capital Equity Investments, Inc.













                              Page 14 of 21 Pages

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2000

                                   NBC SPORTS VENTURES, INC.

                                   By: /s/ Elizabeth A. Newell
                                       -----------------------------------
                                       Name: Elizabeth A. Newell
                                       Title: Attorney-in-Fact













                              Page 15 of 21 Pages

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 15, 2000

                                         NATIONAL BROADCASTING COMPANY, INC.

                                         By: /s/ Elizabeth A. Newell
                                             ---------------------------------
                                             Name: Elizabeth A. Newell
                                             Title: Attorney-in-Fact















                              Page 16 of 21 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2000

                              NATIONAL BROADCASTING COMPANY HOLDING, INC.

                              By: /s/ Elizabeth A. Newell
                                  -------------------------------------------
                                  Name: Elizabeth A. Newell
                                  Title: Attorney-in-Fact














                              Page 17 of 21 Pages

                                  EXHIBIT INDEX
                                  -------------


    EXHIBIT                                  DESCRIPTION
    -------                                  -----------

       A Joint Filing Agreement, dated February 15, 2000, among GECEI, GE Capital, GECS, GE, NBCS, NBC and NBCH to file joint statement on Schedule 13G.

       B Power of Attorney of NBCH, dated February 8, 2000, naming, among others, Elizabeth A. Newell as attorney-in-fact for NBCH and its subsidiaries.












                              Page 18 of 21 Pages